Exhibit 23.(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-33242) and related Prospectus of Alliance Pharmaceutical Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated July 23, 1999, except for paragraph 2 of Note 5, as to which the date is September 14, 1999, with respect to the consolidated financial statements of Alliance Pharmaceutical Corp. included in its Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission.




                                                    /s/ ERNST & YOUNG LLP


San Diego, California
   May 18, 2000